                                                           December ___ , 2001

State Street Research Investment Services, Inc.
One Financial Center
Boston, MA  02111

        Re:      Distribution Agreement dated June 30, 1999 by and
                 between State Street Research Investment Services, Inc.
                 and State Street Research Institutional Funds (the "Agreement")
                 ---------------------------------------------------------------

Ladies and Gentlemen:

        Pursuant to Section 1(a) of the Agreement, State Street Research Institutional Funds (the "Company") hereby notifies you that it has created two new series of shares, namely, the "State Street Research Institutional Concentrated International Equity Fund" and the "State Street Research Institutional Large Cap Analyst Fund" (each a "New Fund", and together the "New Funds"), with respect to which the Company desires that you serve as distributor under the terms of the Agreement.

        If you agree to so serve as distributor for each New Fund, kindly sign and return to the Company the enclosed counterpart hereof, whereupon the New Fund shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Trust and you in accordance with its terms.

                                      Very truly yours,

                                      STATE STREET RESEARCH INSTITUTIONAL FUNDS


                                       By__________________________________
                                         Name:
                                         Title:


The foregoing is hereby
accepted and agreed.

STATE STREET RESEARCH INVESTMENT SERVICES, INC.

By__________________________________
  Name:
  Title: